Filed pursuant to Rule 433
Registration No. 333-173636
Medium-Term Notes, Series T
$1,000,000,000 4.125% Senior Notes due May 24, 2021
Final Terms and Conditions

Issuer:	U.S. Bancorp
Note Type:	Senior Medium Term Notes
Ratings (Moody’s / S&P / Fitch*):	Aa3 / A+ / AA- (Moody’s / S&P / Fitch)
Principal Amount:	$1,000,000,000
Pricing Date:	May 19, 2011
Settlement Date:	May 24, 2011 (T+3)
Maturity Date:	May 24, 2021
Redemption Date:	April 23, 2021
Redemption Terms:
Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Coupon:	4.125%
Pricing Benchmark:	UST 3.125% due May 15, 2021
Benchmark Yield:	3.202%
Reoffer Spread:	+ 97 bps
Reoffer Yield:	4.172%
Price to Public:	99.619%
Gross Spread:	0.242%
All-In Price:	99.377%
Net Proceeds to Issuer:	$993,770,000
First Coupon Date:	November 24, 2011
Interest Payment Dates:	Semiannually, on the 24th of May and November
CUSIP:	91159HHA1
Joint Bookrunners:	Deutsche Bank Securities Inc.; Morgan Stanley & Co. Incorporated; U.S. Bancorp Investments, Inc.
*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 800-854-5674, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1659, or U.S. Bancorp Investments, Inc. at 1-877-558-2607.